Exhibit 10.02

Letter of extension for OG&E's credit agreement
Dated September 8, 2014

In accordance with Section 2.21 of OG&E's Credit Agreement dated December 13, 2011, Lenders holding Commitments aggregating approximately $26.1 million have approved the extension of the Maturity Date (with respect to their Commitments only) for an additional year until December 13, 2018.